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                                                                Exhibit 10.3

                               ASSET PURCHASE AGREEMENT


This Asset Purchase Agreement ("Agreement") is entered into by and between Eagle Finance Corp., a Delaware corporation, (hereinafter referred to as "Seller"), and General Electric Capital Corporation (hereinafter referred to as "Purchaser").

                                       RECITALS

    WHEREAS, Seller is a financial organization primarily engaged in the business of acquiring retail installment sales contracts for new and used motor vehicles;

    WHEREAS, Seller desires to sell and Purchaser desires to purchase certain of these retail installment sales contracts under the terms and conditions set forth in this Agreement; and

    WHEREAS, Seller has agreed to provide certain services in managing and administering such retail installment sales contracts pursuant to a separate Amended and Restated Servicing Agreement entered into by and between Seller and Purchaser of even date herewith (the "Servicing Agreement").

    NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Seller and the Purchaser agree as follows:

                                      ARTICLE I
                                     DEFINITIONS

    Section 1.0 DEFINED TERMS. Whenever used in this Agreement, the following capitalized words and phrases shall have the respective meanings set forth below. The definitions of such terms are applicable to the singular as well as to the plural forms of such terms.

    ASSETS.  Contracts and the associated Contract Rights and Borrower Records.

    BILL OF SALE. The Bill of Sale in the form attached as Exhibit A which evidences each sale of a Portfolio of Contracts pursuant to this Agreement.

    BORROWER. The person(s) or entity(ies) that have executed a Contract, including any guarantor, co-signer or other person or entity obligated to make payments under the Contract.

    BORROWER DOCUMENTS. With respect to each Contract, (i) the original Certificate of Title; (ii) the original executed Contract with original signatures and bearing on its front or back surface an assignment to Purchaser;
(iii) a copy of the Dealer Invoice and invoices for any additional equipment included in the Contract; (iv) a copy of the original signed Credit Application;
(v) verification for the Required Borrower Insurance (including policy number) that Seller was the loss payee, additional insured, or lienholder at the time of Seller's purchase of


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the Contract; (vi) copies of: (a) the credit bureau reports, (b) the completed credit investigation form, (c) the completed verification of employment and income forms, (d) Borrower references, and (e) the credit scoring sheet; (vii) Seller's funds disbursement invoice or listing; (viii) a certificate for each type of Optional Borrower Insurance purchased by Borrower; (ix) Seller's loan process or "deal structure" sheet; (x) a "fact sheet" from the dealer; and (xi) other documents that may be reasonably required in the ordinary course of business with respect to the enforceability of the Borrower's obligations.

    BORROWER RECORDS. With respect to each Purchased Contract, and whether existing before or after the date of this Agreement (i) the Borrower Documents; and (ii) all other records, files, and documents, whether consisting of paper or computerized or in some other form, which relate specifically to the Contract, Borrower, Financed Vehicle or associated Contract Right. Except with respect to the time period when owned by Purchaser, Borrower Records shall not include Reacquired Borrower Records.

    BORROWER'S OUTSTANDING PRINCIPAL BALANCE. The outstanding principal balance on a Purchased Contract, or a Contract being purchased, which is calculated by subtracting the unearned finance charge on the Contract from the unpaid Scheduled Payments due under the Contract, and which shall be determined as of such time period stated in any applicable provision of this Agreement.

    BULK PURCHASE. Contracts purchased by Seller from a third-party, excluding Contracts relating to Point Of Sale origination.

    BUSINESS DAY. Any day other than (i) a Saturday or Sunday, or (ii) another day on which banking institutions in the State of Illinois are authorized or obligated by law to be closed.

    CERTIFICATE OF TITLE.  With respect to any Financed Vehicle, the
Certificate of Title (or other evidence of ownership) issued by the department of motor vehicles, or other appropriate governmental body, of the state in which the Financed Vehicle is to be registered, showing the Borrower as owner with either notation of the Seller's first lien or such other status indicated thereon which is necessary to perfect Seller's security interest in the Financed Vehicle as a first priority interest, and showing no other actual or possible ownership or lien interests.

    CHARGE-OFF CONTRACT. A Purchased Contract: (i) which is a Defaulted Contract, (ii) in connection with which Insurance Proceeds or Liquidation Proceeds have been received, or (iii) for which the Borrower has made what purports to be the final payment or a prepayment in full but the amount paid results in a failure to satisfy Borrower's Outstanding Principal Balance.

    CHARGE-OFF DEFICIENCY. With respect to each Charge-Off Contract, the amount by which the Borrower's Outstanding Principal Balance exceeds the Liquidation Proceeds and Insurance Proceeds, to the extent that such amount has not been included in a previous calculation and report of Charge-Off Deficiency.

    CLOSING DATE. With respect to each Portfolio of Contracts conveyed by Seller to Purchaser, the date of execution of the Bill of Sale evidencing such conveyance.


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    CONTRACT.  A motor vehicle installment or conditional sale contract, with any amendments, pursuant to which a Borrower has: (i) purchased a new or used motor vehicle, (ii) granted a security interest in the motor vehicle to secure the Borrower's payment obligations, and (iii) agreed to pay the unpaid purchase price and a finance charge in monthly installments.

    CONTRACT RIGHTS. With respect to Purchased Contracts, (i) Seller's interest in the Financed Vehicle; (ii) all rights of Seller with respect to the Contract and Financed Vehicle under all dealer agreements pursuant to which the Contract was acquired by Seller excluding any rights or obligations of Seller to any dealer reserve accounts; (iii) all rights of Seller with respect to Required Borrower Insurance and Optional Borrower Insurance; (iv) all rights of Seller, if any, to prepaid dealer rate participation in connection with the Contract;
(v) all rights of Seller with respect to Borrower Records and Remittances. Except with respect to the time period when owned by Purchaser, Contract Rights shall not include any Retained/Reacquired Contract Rights.

    CREDIT APPLICATION. The credit application completed by the Borrower in order to request financing for the Borrower's purchase of the Financed Vehicle.

    DEALER INVOICE. As to new Financed Vehicles, the invoice prepared by the manufacturer showing the net cost; and means, as to used Financed Vehicles, the determination of Black Book wholesale value adjusted for mileage and hard adds.

    DEBT RATIO. The debt-to-equity ratio of Seller, calculated in accordance with generally accepted accounting principles, by comparing the Senior Debt and Subordinated Debt of the Seller to Tangible Net Worth.

    DEFAULTED CONTRACT. For any Due Period, a Purchased Contract for which (i) any Scheduled Payment is more than 90 days past due as of the end of the Due Period; (ii) a petition requesting relief under the Bankruptcy Code or a similar law was filed by or against the Borrower during the Due Period, and by the end of the Due Period the bankruptcy petition was not dismissed; (iii) as of the end of the Due Period, the Financed Vehicle is missing or has been damaged beyond ordinary means of repair or has been leased or has been disposed of by sale or other transfer of title; (iv) Seller or Purchaser shall have reasonably determined that by reason of a claim, lien, charge, pledge or encumbrance regarding the Contract or the Financed Vehicle, or otherwise, payments under the Contract will not be made as of the last date of the Due Period; or (v) a Skip Loss Investigation was initiated and not satisfactorily resolved within 60 days provided a Scheduled Payment is delinquent (not paid by the due date) more than 60 days as of the end of the Due Period.

    DEPOSITORY ACCOUNT. The trust account in the name of Purchaser at a bank designated by Purchaser for the purpose of receiving Remittances.

    DUE PERIOD. A calendar month during the period beginning with the calendar month during which the first Closing Date occurs and ending with the calendar month when all of Seller's obligations to Purchaser under this Agreement and the Servicing Agreement are fully paid and performed.


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    ELIGIBLE CONTRACT.  On average the quality of these contracts must be consistent with previously purchased Contracts. A Contract which, as of the time the Contract is sold to Purchaser under this Agreement (i) is for a Financed Vehicle, (ii) has been entered into in the ordinary course of business of the selling dealer, (iii) has been fully and properly executed by the parties thereto and contains the original signature of the Borrower, (iv) creates a valid, subsisting and enforceable first priority security interest in the Financed Vehicle in favor of the Seller, which interest is assignable by Seller to Purchaser, (v) is the only unsatisfied original executed Contract for the purchase of the Financed Vehicle, (vi) accurately reflects all of the actual terms and conditions of the Borrower's purchase of the Financed Vehicle with installment payments, (vii) has been validly sold and assigned by such dealer to Seller free and clear from all claims and liens, (viii) has been purchased from the selling dealer by Seller in the ordinary course of Seller's business, (ix) is a Contract with respect to which Seller has paid the selling dealer the entire amount owed by Seller to the selling dealer for the Contract, (x) is "chattel paper" as that term is used in the Uniform Commercial Code of the state in which the Contract is originated, (xi) contains customary and enforceable provisions such that the rights and remedies of the holder thereof are adequate for enforcement of Borrower's obligation to pay the amounts due thereunder, and are adequate for realization of the security interest against the Financed Vehicle in the event of a default; (xii) is in the form attached as Exhibit B hereto or in a form approved in writing by Purchaser, (xiii) is not, nor are any of the other Assets associated with the Contract, in breach of any of the representations and warranties contained in Section 7.1 (other than Section 7.1
(a)) of this Agreement, (xiv) has not been extended or the subject of other forbearance activity during the 120 days before the Closing Date on which such Contract is sold to Purchaser, (xv) is a full payout obligation, (xvi) is less than 20 days delinquent, (xvii) has a Borrower who is not a debtor in a proceeding under a state or federal receivership or bankruptcy law, (xviii) is for a Financed Vehicle which has not been repossessed or designated for repossession from the Borrower, (xix) is not in the process of being closed out or otherwise liquidated except in accordance with the Schedule of Payments, (xx) has no insurance claim, litigation, or dispute pending relating in any way to the Contract, Borrower or Financed Vehicle, (xxi) meets the credit and advance standards set forth in Exhibit C as determined by Purchaser exercising its reasonable discretion, (xxii) is not the subject of or designated for a Skip Loss Investigation, (xxiii) had the first two Scheduled Payments paid by their respective due date, (xxiv) is properly documented according to Purchaser's standards in effect at the time of purchase, (xxv) does not present a credit or collateral risk unacceptable to Purchaser according to Purchaser's standards in effect at the time of purchase; (xxvi) has an "Annual Percentage Rate" which does not exceed the applicable state maximum, (xxvii) was not part of a Bulk Purchase, and (xxviii) for which the Seller has prepared and maintained complete and accurate Borrower Documents.

    EVENT OF DEFAULT. This term has the meaning provided in Article XI of this Agreement.

    FINANCED VEHICLE. The new or used passenger or light duty truck motor vehicle purchased by a Borrower pursuant to a Contract.

    INTANGIBLE ASSETS. Assets of Seller which would be classified in accordance with GAAP (defined below) as intangible assets, including, without limitation, (a) all franchises, license permits, patents, applications, copyrights, trademarks, tradenames, goodwill, experimental or


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organizational expenses and other like intangibles, (b) the excess paid for assets acquired over their respective book values and (c) unamortized stock discounts and expenses.

    INSURANCE PROCEEDS. With respect to a Purchased Contract, amounts, including rebates and refunds, recovered under any warranty, Required Borrower Insurance, or Optional Borrower Insurance, net of any amounts required by law to be remitted to the Borrower.

    INTEREST COVERAGE. For any given quarter in 1996, the sum of Seller's quarterly pretax income plus Seller's quarterly interest expense, compared to Seller's quarterly interest expense. After 1996, the sum of Seller's year-to-date pre-tax income plus Seller's year-to-date interest expense, compared to Seller's year-to-date interest expense.

    INTEREST COVERAGE. For any given quarter the sum of Seller's quarterly pre-tax income plus Seller's quarterly interest expense, compared to Seller's quarterly interest expense.

    LIQUIDATION PROCEEDS. With respect to a Purchased Contract and a Due Period, all amounts other than Insurance Proceeds received during any Due Period from the sale or other disposition of the Financed Vehicle, net of any amounts required by law to be remitted to the Borrower.

    LIST OF CONTRACTS. The list delivered to Purchaser by Seller with the Bill of Sale on each Closing Date, and which: (i) identifies each Contract conveyed on the Closing Date by account number, the name of the Borrower, the Borrower's Outstanding Principal Balance, and the year, make, model, and Vehicle Identification Number of the Financed Vehicle, and (ii) shows the total number of the Contracts and the total of the Borrower's Outstanding Principal Balances for the Contracts.

    MAXIMUM PURCHASE AMOUNT. Not more than Eighty Million Dollars ($80,000,000) outstanding at any time in the aggregate.

    MONTHLY YIELD. The Borrower's Outstanding Principal Balance as of the first day of a Due Period times 1/365th of the Required Yield for the Contract times the number of days in the Due Period.

    MONTHLY CHARGE-OFF. The total Charge-Off Deficiencies for the month divided by the end of month Borrower's Outstanding Principal Balance of Contracts which are not Charge-Off Contracts, expressed as a percentage.

    MONTHLY DELINQUENCY. The total Borrower's Outstanding Principal Balance for Contracts which as of the end of the month are two (2) or more payments delinquent divided by the end-of-the-month Borrower's Outstanding Principal Balance of Contracts which have not been paid in full (as determined in accordance with the internal accounting standards of Seller) as of such month-end, expressed as a percentage.


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    MONTHLY PRINCIPAL.  With respect to a Due Period and a Contract, the
Borrower's Outstanding Principal Balance as of the last day of the preceding Due Period minus the Borrower's Outstanding Principal Balance as of the last day of the Due Period.

    NOTICE EMPLOYEE. An employee of Purchaser who, at the time the employee acquires knowledge of a breach of a representation and warranty in Section 7.1 is (i) an Account Executive (or position of similar responsibility) with primary responsibility for handling Purchaser's relationship with Seller, or (ii) the employee to whom such Account Executive (or position of similar responsibility) directly reports.

    OPTIONAL BORROWER INSURANCE. Any insurance which insures a Financed Vehicle or a Borrower's obligations under a Contract, including but not limited to credit life, credit health, credit disability, unemployment insurance; and any service contract, mechanical breakdown coverage, warranty, or extended warranty for a Financed Vehicle.

    POINT OF SALE. Contracts purchased by Seller one at a time pursuant to an approval issued by Seller at the request of dealer before or within 30 days after the Financed Vehicle has been sold to the Borrower.

    PORTFOLIO OF CONTRACTS. The aggregate of individual Contracts which are identified on the List of Contracts attached to a Bill of Sale.

    PURCHASE TERM. The period of seven hundred thirty (730) consecutive days beginning with the date of this Agreement or as terminated earlier pursuant to
Section 2.0.

    PURCHASE PRICE. The aggregate Borrower's Outstanding Principal Balance of the Contracts being purchased determined as of the Closing Date on which the Contracts are purchased.

    PURCHASED CONTRACT. A Contract purchased by Purchaser from Seller. Except with respect to the time period when owned by Purchaser, a Contract shall cease to be a Purchased Contract at the time it is repurchased by the Seller in accordance with the terms of this Agreement.

    REACQUIRED BORROWER RECORDS. With respect to any Contract repurchased by Seller in accordance with the terms and subject to the conditions set forth in this Agreement, (i) if received by Purchaser from Seller, the executed Contract and the Certificate of Title, and (ii) all Borrower Records originally transferred to Purchaser which are in Purchaser's possession at the time of repurchase.

    REGION.  Any geographic area defined as a state or a portion of a state.

    REMITTANCES. Any amounts received with respect to the Purchased Contracts and associated Contract Rights, including, but not limited to, Scheduled Payments, prepayments, payoffs, Liquidation Proceeds, Insurance Proceeds, late charges and fees (including not-sufficient-funds fees, and extension and modification fees).


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    REQUIRED BORROWER INSURANCE.  Any casualty insurance the Borrower is required to obtain pursuant to the terms of the Purchased Contract.

    REQUIRED MONTHLY RETURN. For any Due Period, the Servicing Fee plus the Monthly Yield plus the Monthly Principal plus the Charge-Off Deficiency.

    REQUIRED RESERVE LEVEL. As to the Reserve Account, such percentage of the total of the aggregate Borrower's Outstanding Principal Balance for all Purchased Contracts as of the last day of a Due Period in accordance with
Section 6.0 of this Agreement and the Servicing Agreement.

    REQUIRED YIELD. With respect to a Purchased Contract, 3.85% plus 90% of the Two-Year Treasury Rate as of the Closing Date. The Required Yield for each Purchased Contract will be established at the time of purchase and will remain constant for the Contract.

    RESERVE ACCOUNT. The account established pursuant to Section 6.0 of this Agreement and maintained in accordance with the Servicing Agreement.

    RETAINED/REACQUIRED CONTRACT RIGHTS. Retained/Reacquired Contract rights shall mean (i) with respect to any Contract repurchased by Seller in accordance with the terms and subject to the conditions set forth in this Agreement, the Contract Rights originally transferred to Purchaser; and (ii) the right and remedies of Seller arising under this Agreement, the Servicing Agreement or any document or instrument Seller enters into to carry out the terms of this Agreement.

    ROLLING AVERAGE CHARGE-OFF. The monthly average, for any six (6) consecutive calendar months, of Charge-Off Deficiencies for the month divided by the end-of-month aggregate Borrower's Outstanding Principal Balance of Contracts which are not Charge-Off Contracts, expressed as a percentage.

    ROLLING AVERAGE DELINQUENCY. The monthly average, for any six (6) consecutive calendar months, of the aggregate Borrower's Outstanding Principal Balance for Contracts which as of the end of the month are two (2) or more payments delinquent divided by the end-of-month aggregate Borrower's Outstanding Principal Balance of Contracts which have not been paid in full (in accordance with the internal accounting standards of Seller) as of such month-end, expressed as a percentage.

    SCHEDULE OF PAYMENTS. The schedule of regular payments disclosed on a Contract.

    SCHEDULED PAYMENT. The regularly scheduled payment amount indicated on the Schedule of Payments.

    SENIOR DEBT. The notes and all other debt not expressed to be subordinate and junior to any other debt.


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    SERVICING FEE.  The Servicing Fee as defined in the Servicing Agreement or, if Seller is not servicing the Purchased Contracts, the amounts paid to a successor servicer or the Purchaser's cost to service the Purchased Contracts if the Purchaser services the Purchased Contracts.

    SKIP LOSS INVESTIGATION. An investigation of the whereabouts of a Financed Vehicle or a Borrower initiated by Seller or pursuant to the Servicing Agreement.

    SUBORDINATED DEBT. Debt which is subordinate and junior in right with respect to the general assets of Seller to Senior Debt by provisions satisfactory to the Company, including without limitation, obligations to holders of the securities plus interest, fees and expenses payable by Seller under the indenture.

    TANGIBLE NET WORTH. The amount of the capital stock of Seller on a consolidated basis plus (or minus in the case of a deficit) (i) the capital surplus and earned surplus of Seller and (ii) subordinated debt of the Seller minus the sum of (i) the cost of Treasury shares, (ii) Intangible Assets, and
(iii) investments in and loans to shareholders, directors, employees and affiliated entities.

    THREE MONTH ROLLING AVERAGE CHARGE-OFF.  The monthly average, for any three
(3) consecutive calendar months, of Charge-Off Deficiencies for the month divided by the end-ofmonth aggregate Borrower's Outstanding Principal Balance of Contracts which are not Charge-Off Contracts, expressed as a percentage.

    THREE MONTH ROLLING AVERAGE DELINQUENCY. The monthly average, for any three (3) consecutive calendar months, of the aggregate Borrower's Outstanding Principal Balance for Contracts which as of the end of the month are two (2) or more payments delinquent divided by the end-of-month aggregate Borrower's Outstanding Principal Balance of Contracts which have not been paid in full (in accordance with the internal accounting standards of Seller) as of such month-end, expressed as a percentage.

    TWO-YEAR TREASURY RATE. The "ask yield" published as of any Closing Date in the Wall Street Journal (or other publication designated by Purchaser if the Wall Street Journal stops publishing the "ask yields") for U.S. Treasury Bonds, Bills and Notes having a maturity in the same month two years later.

    Section 1.1 ACCOUNTING TERMS. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made, and all financial statements required to be delivered by any person or entity pursuant to this Agreement shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time applied on a consistent basis. To the extent generally accepted accounting practices ("GAAP") do not apply to certain reports or accounting practices of Servicer, the parties will mutually agree on the accounting practices.


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                                      ARTICLE II
                                         TERM

    Section 2.0. TERM; RIGHT TO TERMINATE. Unless sooner terminated as hereinafter provided, this Agreement shall have a term of one (1) year and shall automatically renew for one (1) subsequent one (1) year term thereafter. Both Purchaser and Seller have the right to terminate this Agreement as of the end of the initial term by giving the other party at least ninety (90) days prior written notice of termination.

                                     ARTICLE III
                                PURCHASE OF CONTRACTS

    Section 3.0 PURCHASE OF CONTRACTS. Subject to the terms and conditions of this Agreement, during the Purchase Term Purchaser agrees to purchase from Seller (i) Eligible Contracts having an aggregate Borrower's Outstanding Principal Balance of no more than the Maximum Purchase Amount as provided in Sections 3.2(b) and (c), and (ii) the associated Contract Rights and Borrower Documents. Each time Seller sells and Purchaser purchases Contracts, the sale and purchase shall be deemed to include a sale and purchase of the Contract Rights and Borrower Documents associated with the Contract being sold and purchased. Seller is under no obligation to sell any Contracts to Purchaser beyond the initial Closing Date hereunder and Purchaser shall have no obligation to purchase any Contracts from Seller hereunder at anytime following an Event of Default by Seller under the terms of any agreement between Seller and Purchaser.

    Section 3.1 PURCHASE PRICE. The purchase price for purchased Assets shall be an amount equal to the Purchase Price. To avoid the inconvenience of both parties making payments at the time of purchase, Purchaser shall disburse at the time of purchase to Seller 90% of the Purchase Price and shall add the remaining 10% to the Reserve Account. Purchaser shall pay the 90% amount to Seller by wire transfer. The Borrower's Outstanding Principal Balance used for the Purchase Price shall initially be determined from the records maintained by Seller. The Purchase Price with respect to any Portfolio of Contracts shall be subject to adjustment to the extent that Purchaser subsequently reasonably determines that the actual Borrower's Outstanding Principal Balance is different than shown on Seller's records. Seller shall cause to be paid to Purchaser any Remittances for Purchased Contracts which were not applied prior to the posting of the Borrower's Outstanding Principal Balance used in the calculation of the purchase price.

    Section 3.2 CLOSINGS. (a) ALL CLOSINGS. At least 20 Business Days before each expected Closing Date, Seller shall notify Purchaser of the expected Closing Date and the Eligible Contracts Seller intends to sell to Purchaser on the Closing Date. Each notice shall be accompanied by a schedule containing the information required to be in a List of Contracts and by whatever other documents are reasonably requested by Purchaser in order to determine if the Contracts are eligible for purchase.

    (b) FIRST CLOSING. On or before July 1, 1996, Seller shall make available to Purchaser for purchase Eligible Contracts which have an aggregate Borrower's Outstanding Principal


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Balance of at least Seven Million Dollars ($7,000,000) but no more than the
Maximum Purchase Amount.

    (c) SUBSEQUENT CLOSINGS. During the remainder of the Purchase Term following the first Closing Date Seller may make available to Purchaser for purchase Eligible Contracts having an aggregate Borrower's Outstanding Principal Balance of at least the lesser of (i) Two Million Dollars ($2,000,000) or (ii) the amount by which the Maximum Purchase Amount exceeds, as of the Closing Date for the purchase, the aggregate Borrower's Outstanding Principal Balance of all Contracts purchased by Purchaser from Seller on a prior Closing Date.

    Section 3.3 DETERMINATION OF ELIGIBILITY. Purchaser may refrain from completing its determination of whether (at the time of Purchase) a Purchased Contract is an Eligible Contract prior to purchasing a Contract. Purchaser may rely on Seller's records and representations and warranties when deciding whether or not to treat a Contract as an Eligible Contract. Regardless of how complete Seller's determination of eligibility is at the time of purchase and regardless of what method Purchaser used to determine eligibility, Purchaser's purchase of a Contract, or treatment of a Contract as an Eligible Contract, is not a binding determination by Purchaser that the purchased Contract is an Eligible Contract. Purchaser reserves the right to change its determination or treatment of eligibility if it later determines that the Contract is not an Eligible Contract. A determination or treatment by Purchaser that a Contract is an Eligible Contract is not a waiver by Purchaser of, or an admission by Purchaser of the truth of, any of Seller's representations and warranties to Purchaser in this Agreement; provided, however, if Purchaser fails to challenge the determination or treatment of a Contract as an Eligible Contract based on items (xxiv) or (xxv) of the definition of Eligible Contract within ninety (90) days of the Closing Date on which such Contract was sold to Purchaser, Purchaser cannot subsequently change its determination or treatment of the Contract as an Eligible Contract based solely on such items (xxiv) or (xxv).

                                      ARTICLE IV
                        CONDITIONS TO PURCHASER'S OBLIGATIONS

    Section 4.0 CONDITIONS PRECEDENT. Notwithstanding any other provision of this Agreement, Purchaser is not obligated to purchase any Assets unless each of the following conditions is satisfied:

    (a) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Seller in this Agreement shall be true at the time of purchase and as of each Closing Date. All of the representations and warranties of Seller m
Section 7.1 of this Agreement shall be true as of the Closing Date with respect to the Portfolio of Contracts that is sold to Purchaser on such Closing Date.

    (b) PERFORMANCE. Seller shall perform in a timely manner all of its obligations in this Agreement required to be performed prior to or at the purchase and all events required by this Agreement to occur prior to or at the purchase shall have occurred.


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    (c)  SELLER'S CERTIFICATE.  Seller shall prior to or at the purchase provide Purchaser with a certificate in the form of Exhibit E attached hereto executed by an officer of Seller.

    (d) LEGAL OPINION. Seller shall prior to or at the first purchase provide Purchaser with an opinion of Seller's counsel in the form of Exhibit F attached hereto. Prior to or at each subsequent purchase, Seller shall provide Purchaser with a confirmation by the counsel that no facts have come to the counsel's attention which would cause the counsel to change the opinion if the counsel were to issue the same opinion on the date of the confirmation.

    (e) THIRD PARTY CONSENTS. Seller shall obtain and deliver to Purchaser prior to or at the purchase all government and private consents required to permit Seller to perform this Agreement.

    (f)  FINANCING STATEMENT.  Seller shall deliver to Purchaser an executed
UCC financing statement containing the language in Exhibit G attached hereto sufficiently far in advance of the Closing Date to be filed and file-searched by Purchaser prior to purchase.

    (g) RELEASES. Seller shall cause to be delivered to Purchaser prior to the purchase UCC release or termination statements and other release documents, if any, Purchaser may deem appropriate to release any interest not held by Seller in the Assets being purchased.

    (h) RESOLUTION. Seller shall prior to or at the first purchase provide Purchaser with a copy of resolutions in the form of Exhibit H attached hereto from Seller's Board of Directors.

    (i) BORROWER DOCUMENTS. Seller shall deliver to Purchaser the Contract and Certificate of Title; provided that, if a Certificate of Title was applied for and it was not yet issued solely because of the processing time by the Department of Motor Vehicles, Purchaser shall accept a copy of the filed application and fees in lieu of the Certificate of Title subject to Section 10.9, if less than 90 days has elapsed after Seller purchased the Contract from the dealer. In addition, if requested by Purchaser, Seller shall deliver to Purchaser the other Borrower Documents.

    (j) DEFAULT. Purchaser shall not prior to the time of purchase have notified Seller of a default of Seller's obligations to Purchaser under this Agreement or otherwise.

    (k) FINANCIAL CONDITION. There shall have been no material adverse change in Seller's financial condition after May 31, 1996.

    (l) LIMITED POWERS OF ATTORNEY. Prior to or at the purchase Seller shall deliver to Purchaser a limited power of attorney in the form of Exhibit I attached hereto.

    (m) LIST OF CONTRACTS. Prior to or at the purchase, Seller shall deliver to Purchaser a List of Contracts for the Contracts being purchased.

    (n) BILL OF SALE. Prior to or at the purchase, Seller shall deliver to Purchaser an executed Bill of Sale for the Assets being purchased in the form of Exhibit A attached hereto.

    (o) INSURANCE ASSIGNMENT. Prior to or at the purchase, Seller shall deliver to Purchaser an executed Insurance Assignment in the form of Exhibit D attached hereto.

    (p) SERVICING AGREEMENT. Prior to or at the first purchase Seller shall execute and deliver to Purchaser the Servicing Agreement.

    (q) REVIEW. Prior to the purchase Seller has, to the extent requested by Purchaser, allowed Purchaser to review the Borrower Records for the Contracts being purchased.

    (r) GOOD STANDING. Prior to or at the first purchase Seller shall provide Purchaser with a certificate of good standing issued by the Secretary of State of Delaware dated within five days before the first Closing Date. Within five days before or at each subsequent purchase, Purchaser shall have received either, at Purchaser's option, a verbal confirmation of good standing from the Secretary of State's office or another certificate of good standing.

    (s) PORTFOLIO PERFORMANCE. The Purchased Contracts in total as a group, and the Contracts owned or serviced by Seller in total as a separate group shall not have, (i) a Rolling Average Delinquency greater than ten percent (10%), (ii) a Rolling Average Charge-Off greater than two percent (2%), (iii) a Monthly Delinquency greater than ten percent (10%) for any three (3) consecutive months, or (iv) a Monthly Charge-Off greater than two percent (2%) for any three (3) consecutive months.

    (t) CREDIT REFERENCES. Purchaser has not received an unsatisfactory credit reference or report concerning Seller.

    (u) SERVICING PERFORMANCE. Before the first Closing Date Purchaser has conducted a review of Seller's Contract Servicing with results satisfactory to Purchaser.

    (v)  DEBT RATIO.  Seller's Debt Ratio does not exceed 8.0:1.

    (w) INTEREST COVERAGE. Seller's Interest Coverage is not less than 1.0 for the quarter ending 6/30/96, 1.05 for the quarter ending 9/30/96, 1.1 for the quarter ending 12/31/96, and 1.15 thereafter.

    (x) COMMITMENT FEE. Seller has paid to Purchaser a fee in the sum of Three Hundred and Seventy-Five Thousand Dollars ($375,000); provided however that Purchaser agrees to, immediately following each purchase of Contracts hereunder, including the initial purchase of Contracts by Purchaser hereunder, pay to Seller by draft, an amount equal to ninety-three and seventy-five hundredths basis points (.9375%) times the Purchase Price for any such Purchased Contracts, up to a maximum of Three Hundred and Seventy-Five Thousand Dollars ($375,000) in the aggregate during the first three hundred and sixty-five days
(365) of this Agreement.

    (y) REGION PERFORMANCE. If any Region's Three Month Rolling Average Delinquency or Three Month Rolling Average Charge-Off exceeds ten percent (10%) or two percent (2%) respectively Company reserves the right to amend the Eligible Contract criteria for that Region.

                                      ARTICLE V
                                     LIABILITIES

    Section 5.0 LIABILITIES. Purchaser does not by virtue of entering into or carrying out the terms of this Agreement or purchasing Assets assume any obligations of Seller or any other person or entity, except those obligations of Seller to Borrowers expressly set fort in the Purchased Contracts which first arise subsequent to the Closing Date, which obligations Purchaser expressly assumes, subject to Seller's warranty that all other obligations of Seller and prior holders related to the Purchased Contracts have been performed. Without limiting the generality of the foregoing, Purchaser specifically does not assume any obligations relating to any of the following:

         (a) TAXES. Any liability of Seller for any tax of any kind, accrued or accruing, with respect to the purchased Assets, including without limitation any liability for income, sales, use or personal property taxes, whether or not due and payable and whether or not collected from Borrowers relating to any period prior to the Closing Date;

         (b) CONTINGENT LIABILITIES. Any liability of Seller arising at any time as a result of any claim pertaining to any act or omission by Seller, or any of its agents or representatives;

         (c) TRANSACTION EXPENSE. Any liability of Seller to make any payment or pay any tax incurred in connection with this Agreement or the transactions contemplated herein except as specifically provided herein;

         (d) WARRANTY CLAIMS. Any liability resulting from any actual or threatened product liability or warranty claim or Borrower claim with respect to any Financed Vehicle; and

         (e) INSURANCE. Any liability in connection with any Required Borrower Insurance or Optional Borrower Insurance purchased by a Borrower in connection with a Contract.

    All obligations, duties and liabilities of Seller not specifically assumed by Purchaser pursuant to this Section shall be the sole responsibility of Seller, and Seller shall indemnify Purchaser pursuant to Article IX hereof from all claims and liabilities arising from such obligations, duties and liabilities not assumed by Purchaser.

                                      ARTICLE VI
                                   RESERVE ACCOUNT

    Section 6.0 CREATION OF RESERVE ACCOUNT. Purchaser has agreed to purchase Eligible Contracts based on the assumption that most of the Scheduled Payments will be paid within a certain period of their due dates. Because the Purchased Contracts may not perform well enough to meet Purchaser's assumptions, Seller has agreed to fund the Reserve Account to allow Purchaser a way to recover, to the extent of the Reserve Account, shortfalls from the assumed performance. The Reserve Account shall be established on the first Closing Date. The initial amount of the Reserve Account shall be ten percent (10%) of the Purchase Price of the Contracts purchased on the first Closing Date. The Reserve Account shall be maintained for the remainder of the term of the Agreement as set forth in the Servicing Agreement. Seller hereby grants to Purchaser a security interest in Seller's interest in the Reserve Account to secure Seller's obligations to Purchaser under this Agreement and the Servicing Agreement. Seller hereby agrees that the Reserve Account shall be cross-collateralized with any other reserve account created by the Asset Purchase Agreement dated February 26, 1993 (the "1993 Agreement") and the Asset Purchase Agreement dated September 27, 1994, as amended, (the "1994 Agreement").

                                     ARTICLE VII
                       REPRESENTATIONS AND WARRANTIES OF SELLER

    Section 7.0 REPRESENTATIONS OF SELLER. Seller makes the following representations and warranties. The representations and warranties are made hereby as of the execution and delivery of the Agreement, and each time Seller sells Contracts to Purchaser the representations and warranties are made hereby again as of that time. The representations and warranties shall survive the sale of the Contracts to Purchaser. Purchaser's knowledge of any breach of the representations and warranties contained herein shall not void or waive any of the representations or warranties.

    (a) ORGANIZATION AND GOOD STANDING. Seller is duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business, and, at all relevant times, has the power, authority and legal right to acquire, own, and sell the Assets being purchased.

    (b) DUE QUALIFICATION. Seller has, and is in good standing under, all licenses, permits, and approvals in all jurisdictions which are required for Seller's acquisition and sale of the Assets being purchased and for Seller's performance of this Agreement.

    (c) POWER AND AUTHORITY. Seller has the power and authority to execute this Agreement and carry out its terms, and the execution and performance of the Agreement have been duly authorized by all necessary corporation action; and the execution, delivery and performance of the Agreement has been duly authorized by Seller by all necessary corporation action.

    (d) VALID SALE; BINDING OBLIGATIONS. The Agreement constitutes a valid sale, transfer and assignment to Purchaser of the Assets being purchased, and is a legal, valid and binding obligation of Seller enforceable in accordance with its terms.

    (e) NO VIOLATION. Neither Seller's execution or performance of this Agreement conflicts with, or will result in any breach of, or constitutes a default under, the certificate of incorporation or bylaws of Seller, or any indenture, instrument, agreement, law, or court order by which it is bound; nor will they result in the creation or imposition of any lien upon any of Seller's properties. Seller has obtained all consents, approvals, waivers and notifications of creditors, lessors and other nongovernmental persons and entities necessary for the execution and performance of this Agreement.

    (f) NO PROCEEDINGS. There are no proceedings or investigations pending, or threatened, before any court, regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over Seller or its properties, which (i) assert the invalidity of the Agreement, (ii) seek to prevent the consummation of any of the transactions contemplated by the Agreement, or (iii) seek any determination or ruling that, if determined adversely to Seller, would materially and adversely affect the performance by Seller of its obligations under, or the validity or enforceability of, the Agreement.

    (g) ASSETS. Seller has good, indefeasible and marketable title to the Assets being purchased, free and clear of all liens, claims, charges, defenses, counterclaims, offsets, encumbrances and security interests of any kind or nature whatsoever, and upon execution and delivery of the Bill of Sale, Purchaser will be the sole owner of, and have good and marketable title to, such Assets free from all liens and claims created by Seller or resulting from Seller's conduct.

    (h) TAX RETURNS. All required federal, state and local tax returns of Seller have been accurately prepared and duly and timely filed (within the initial or extended time period allowed therefor) and all federal, state and local taxes required to be paid with respect to the periods covered by such returns have been paid. Seller has not been delinquent in the payment of any tax, assessment or other governmental charge which could adversely affect in any way the Assets being purchased.

    (i) BROKERS. To Seller's knowledge, no person or entity has, or as a result of the transactions contemplated hereby will have, any right, interest or claim against Purchaser or the Assets being purchased for any commission, fee or other compensation as a finder or broker or in any similar capacity.

    (j) FINANCIAL CONDITION. Seller is in stable financial condition with a positive net worth and is able to and does, except for liabilities being disputed in good faith, pay its liabilities as they mature. Seller is not in default under any obligation to pay money to any person or entity except for matters being disputed in good faith which do not involve an obligation of Seller on a promissory note. Seller will not use the proceeds from the transactions contemplated by the Agreement to give any preference to any creditor or class of creditors, and this transaction will not leave Seller with remaining assets which are unreasonably small compared to its ongoing operations.

    (k) DISCLOSURE. There is no material fact known to Seller which Seller has not disclosed to Purchaser in writing with respect to the Assets being purchased or the assets, liabilities, financial condition or activities of Seller or its affiliates which would or may be likely to have a material adverse effect upon such Assets or Seller's ability to perform its obligations under the Agreement. All information and documents prepared by Seller and provided to Purchaser at any time are true and accurate in all material respects.

    Section 7.1 REPRESENTATIONS AND WARRANTIES OF SELLER AS TO THE ASSETS. Seller makes the following representations and warranties as to the Assets purchased by Purchaser. The following representations and warranties as to the Assets being purchased are made hereby as of the time Seller sells the Assets to Purchaser. The representations and warranties shall survive the sale of the Contracts to Purchaser. Purchaser's knowledge of any breach of the representations or warranties contained herein shall not void any of the representations or warranties. References in the following representations and warranties as to Purchased Contracts refer to the Contracts being purchased at the time the representations and warranties are made.

    (a) CHARACTERISTICS OF CONTRACTS. Each Purchased Contract is an Eligible Contract.

    (b) LIST OF CONTRACTS. The information set forth in the List of Contracts attached to each Bill of Sale is true and accurate in all respects as of the Closing Date or other date indicated thereon, and no selection procedures adverse to Purchaser have been utilized in selecting the Eligible Contracts offered to Purchaser.

    (c) COMPLIANCE WITH LAW. Each Purchased Contract, and to Seller's knowledge the sale of the Financed Vehicle, complied at the time it was made, and each Contract complies at the time it is purchased by Purchaser, with all requirements of applicable federal, state and local laws and regulations, including, without limitation, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations "B" and "Z", and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code, and other applicable consumer credit laws and equal credit opportunity and disclosure laws.

    (d) ACCOUNT HISTORY. Seller has maintained accurate records of all financial transactions, documents, and material conversations regarding the Purchased Contracts, Financed Vehicles and Borrowers, and such records are included in the purchased Assets, and such records are computerized regarding financial transactions and Borrower contacts.

    (e) BINDING OBLIGATION. Each Purchased Contract and associated Contract Right is a genuine, legal, valid and binding obligation of the Borrowers, enforceable by the holder thereof in accordance with its terms, except as the enforcement thereunder may be affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or laws affecting fraudulent conveyances or (ii) the availability of certain remedies may be subject to equitable principles and to the discretion of the court before which any proceeding therefor may be brought.

    (f) SECURITY INTEREST IN FINANCED VEHICLE. The Borrower's obligations with respect to each Purchased Contract are secured by a validly perfected first priority security interest in the Financed Vehicle in favor of Seller as secured party and the sale to Purchaser conveys to Purchaser the validly perfected first priority security interest in the Financed Vehicle.

    (g) ENFORCEABLE OBLIGATIONS. There are no facts, events or occurrences which would in any way impair the validity, collectibility or enforcement of any Purchased Contract or associated Contract Right or tend to reduce the amount payable by the Borrower on any Purchased Contract or the obligated party for any Contract Right.

    (h) CONTRACT IN FORCE. No Purchased Contract has been satisfied, subordinated or rescinded, nor has any Financed Vehicle been released from the security interest granted by the Contract in whole or in part, and all of the Seller's and prior holder's obligations under the Contract have been performed except those which first arise subsequent to the Closing Date.

    (i) NO WAIVER. No provision of a Purchased Contract has been waived, altered or modified in any respect except for routine extensions done in accordance with Seller's customary extension routines more than 120 days before the Closing Date which do not increase the number of installment payments or the amount financed.

    (j) NO DEFENSES. No claims of rescission, setoff, counterclaim or defense have been asserted or threatened with respect to any Purchased Contract or associated Contract Rights.

    (k) NO LIENS. There are no liens for work, labor or materials relating to a Financed Vehicle that are liens prior to or equal with the lien granted by the Purchased Contract, and no Financed Vehicle has been materially damaged and not repaired.

    (l) NO DEFAULT. Except for payment defaults continuing for a period of not more than twenty (20) days as of the Closing Date, no default, breach, violation or event permitting acceleration under the terms of any Purchased Contract has occurred; and no continuing condition that with notice or the lapse of time would constitute a default, breach, violation or event permitting acceleration under the terms of any Purchased Contract exists and Seller has not waived any of the foregoing.

    (m) INSURANCE. The Required Borrower Insurance is in effect, Seller is noted as an additional insured, loss payee, or lienholder on the insurance policy. To Seller's knowledge, there is no claim pending with respect to Required Borrower Insurance or Optional Borrower Insurance.

    (n) NO REDUCTIONS. No arrangements have been made with any Borrower or Contract Rights obligor for the reduction of any amounts due under a Purchased Contract or Contract Rights.

    (o) ALL FILINGS MADE. All filings (including, without limitation, UCC filings) necessary in any applicable jurisdiction, including but not limited to Florida, Delaware and Illinois, to give Purchaser the paramount interest in the Purchased Contracts have been made.

    (p) SERVICING COMPLIANCE. Seller has conducted its business with respect to the purchased Assets, including but not limited to the collection and administration of the Purchased Contracts, in accordance with all applicable laws, rules and regulations, and has made collections on the Purchased Contracts with reasonable care using that degree of skill and attention that is customary in the collection of motor vehicle retail installment contracts.

    (q) REGISTRATION OF VEHICLES. Each Financed Vehicle has been registered with the appropriate Department of Motor Vehicles or corresponding agency in the state in which the Financed Vehicle is located and all fees and taxes due in connection with the registration and Borrower's purchase have been paid in full.

    (r) REGISTERED OWNER. A Certificate of Title has been issued, or, subject to Section 4.0(i), applied for, for each Financed Vehicle. All fees and taxes due in connection with the titling of the Financed Vehicles have been paid in full.

    (s) CAPACITY AND SOLVENCY. To the best of Seller's knowledge, each of the Borrowers for the Purchased Contracts (i) had the capacity to contract at the time the Contract was executed and (ii) is solvent.

    (t) NO SETOFFS. There are no disputes existing or asserted with respect to any Purchased Contracts or associated Contract Rights.

    (u) BONA FIDE TRANSACTIONS. The Purchased Contracts represent undisputed, bona fide transactions being carried out in accordance with the terms and provisions contained in the Purchased Contracts.

    Section 7.2 WITHOUT RECOURSE. The representations and warranties contained in this Agreement shall not be construed as a warranty or guaranty by the Seller as to future payments by any Borrower. The sale of these Receivables pursuant to this Agreement shall be "without recourse" except for the representations, warranties and covenants made by Seller in this Agreement and the Servicing Agreement.

    Section 7.3 NOTICE OF BREACH. Within thirty (30) days after a Notice Employee has actual knowledge of a breach of a representation and warranty in
Section 7.1, Purchaser shall notify Seller of the breach.

                                     ARTICLE VIII
                   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

    Section 8.0 REPRESENTATIONS OF PURCHASER. The Purchaser hereby makes the following representations and warranties:

    (a) DUE ORGANIZATION. The Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York, and has the power to own its assets and to transact the business in which it is presently engaged with regard to this Agreement.

    (b) REQUISITE POWER. The Purchaser has the power to execute, deliver and perform this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

    (c) BINDING AGREEMENT. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

                                      ARTICLE IX
                                   INDEMNIFICATION

    Section 9.0 INDEMNITY. Seller shall indemnify and hold Purchaser harmless from any and all losses, damages (exclusive of damages assessed on the basis of the conduct of Purchaser), costs, good faith settlements, expenses, taxes, attorneys' fees and other liabilities including, without limitation, costs of investigation, fees and expenses at trial and on appeal, and costs in successfully asserting the right to indemnification hereunder (all of the foregoing are referred to in this Section as "Losses") actually incurred by Purchaser at any time as the result of a claim asserted against Purchaser (by a person or entity other than Seller) arising out of (i) facts which are, or allegations which if true would be, a breach of any representation, warranty, agreement or covenant of Seller contained in this Agreement or the Servicing Agreement, (ii) a default of Seller's obligations under this Agreement or otherwise, or (iii) activities, operations or conduct of Seller. If legal action is commenced against Purchaser regarding a matter for which Purchaser is entitled to indemnification under this Section, Purchaser shall give notice to Seller of the action within 30 days following Purchaser's knowledge thereof the failure to notify shall not relieve Seller from any liability which it may have to Purchaser hereunder or otherwise except to the extent that Seller is prejudiced by such failure. With respect to each such notice, Seller shall, at Purchaser's option, immediately take all action necessary to minimize any risk or loss to Purchaser including retaining counsel satisfactory to Purchaser and take such other actions as are necessary and appropriate to defend Purchaser or to discharge the indemnity obligations hereunder. Purchaser may, at its option, conduct such defense at the expense of Seller. Seller shall pay on demand any indemnified Losses incurred by Purchaser. Purchaser and Seller shall fully cooperate with each other in fulfilling the intent of this Section of this Agreement. Neither Purchaser nor Seller shall settle any claim asserted against the other by a third party without the prior written consent of the other, which shall not be unreasonably withheld.

                                      ARTICLE X
                                      COVENANTS

    Section 10.0 FINANCING STATEMENTS. At the request of Purchaser, Seller shall execute such financing statements as Purchaser determines may be required by law to perfect, maintain and protect the interest of Purchaser in the purchased Assets and in the proceeds thereof and in Seller's interest in the Reserve Account.

    Section 10.1 NAME CHANGE. Seller shall not change its name, identity or corporate structure unless it shall have given Purchaser at least sixty (60) days' prior written notice thereof and shall have executed whatever additional, or amendments to, financing statements Purchaser requires as a result of the change.

    Section 10.2 RELOCATION OF OFFICES. Seller shall give Purchaser at least sixty (60) days' prior written notice of any closing or opening of offices involved with Contracts and of the relocation of its principal executive office and shall execute whatever additional, or amendments to, financing statements Purchaser requires as a result of this change. Seller shall, at all times, maintain its principal executive office within the United States of America.

    Section 10.3 NOTICE OF SALE. Seller shall indicate on its books and records related to or including the purchased Assets that the purchased Assets are owned by Purchaser. At the request of Purchaser, Seller shall notify Borrowers, issuers of Certificates of Titles, UCC offices, insurance companies and other impacted persons and entities, of Purchaser's purchase of the purchased Assets.

    Section 10.4 CONTINUITY OF BUSINESS. Seller shall continue in business in a lawful manner with all necessary licenses, permits, and qualifications necessary to perform this Agreement, and shall keep its books and records in accordance with generally accepted accounting principles.

    Section 10.5 FINANCIAL STATEMENTS AND ACCESS TO RECORDS. Seller shall provide Purchaser with access to its books and records relating to the purchased Assets and Seller's performance of this Agreement. During the term of this Agreement, Seller shall provide Purchaser with quarterly financial statements within sixty (60) days of the end of each of Seller's fiscal quarters, and with annual audited financial statements within one hundred and twenty (120) days of the fiscal year-end. The annual financial statements shall be audited by a public accounting firm reasonably acceptable to Purchaser. Along with the financial statements, Seller shall also provide Purchaser with a certificate in the form of Exhibit J attached hereto.

    Section 10.6 POWER OF ATTORNEY. Seller hereby grants Purchaser a power of attorney to act in its name and stead to the extent necessary to enable Purchaser to receive and maintain first priority perfected interest in the purchased Assets and the proceeds thereof and to exercise its rights in the purchased Assets.

    Section 10.7 TRANSFER OF DOCUMENTS AND INFORMATION. Except to the extent the Servicing Agreement requires a different procedure, Seller shall deliver to Purchaser all Remittances, Purchased Contracts, Borrower Records, correspondence and other documents related to the Purchased Contracts and shall inform Purchaser of any potentially materially adverse information it receives concerning the purchased Assets or Purchaser's rights in the purchased Assets. Seller shall allow Purchaser access to all such records and information until delivery to Purchaser. In the event that Purchaser accepted an application in lieu of a Certificate of Title pursuant to Section 4.0(i), Seller shall deliver to Purchaser the Certificate of Title promptly following receipt.

    Section 10.8 SUBSEQUENT ACTIONS. Both Purchaser and Seller agree to execute and deliver to the other party at the request of the other party such documents or take such action as the other party reasonably deems necessary to carry out the Agreement.

    Section 10.9 REPURCHASE OF ACCOUNTS. In the event that a Purchased Contract is determined by Purchaser in accordance with the terms of this Agreement to not be an Eligible Contract, at the sole option of Purchaser, Seller shall repurchase the Contract for the amount of the Borrower's Outstanding Principal Balance and any accrued and unrecovered Required Yield thereon; provided, however, Seller shall not be obligated to repurchase any Contract unless the Purchaser has provided the Seller with respect to such Contract a written notice providing the reasons that the Purchased Contract is not an Eligible Contract and agrees that upon repurchase of such Contract by Seller, Purchaser will deliver to Seller the Reacquired Borrower Records relating to such Contract; provided, further, that Purchaser shall not have the right to cause Seller to repurchase any Contract if the reason that the Contract is not an Eligible Contract is because of a breach of Section 7.1 which affects only that Contract, other than the representation and warranty that the Contract is an Eligible Contract, and the Seller cures the breach within thirty (30) days after notice from Purchaser; provided further that, Seller is not obligated to repurchase a Purchased Contract which is not an Eligible Contract solely because it does not comply with items (xxiv) or (xxv) in the definition of Eligible Contract unless Purchaser makes the repurchase request within ninety (90) days of the Closing Date. In the event that Purchaser accepted an application in lieu of a Certificate of Title pursuant to Section 4.0(i) and the original Certificate of Title is not issued within ninety (90) days from Seller's purchase of the Contract from the dealer, then Seller shall repurchase the Purchased Contract for the amount of the Borrower's Outstanding Principal Balance and any accrued and unrecovered Required Yield thereon.

    Section 10.10 BEST EFFORTS. Seller shall exercise its best efforts to satisfy the conditions in Article IV.

                                      ARTICLE XI
                                  EVENTS OF DEFAULT

    Section 11.0 EVENTS OF DEFAULT. An Event of Default means the occurrence or existence of one or more of the following events:

    (a) A default or breach of any provision of this Agreement or any document delivered pursuant hereto which is not cured within ten (10) days after the receipt of notice of default or breach from the other party; provided that, if the event is Seller's default regarding the handling of Remittances or the payment of an amount owed to Purchaser and the same type of event has occurred during the 360 days before such event, then such event will be an Event of Default whether or not Purchaser sends a notice of default or allows an opportunity to cure unless following the event Purchaser sends a notice to Seller which specifically states that the event will not be treated as an Event of Default if it is cured within a time period specified in the notice.

    (b) If any of the following types of orders are not dismissed within 30 days of being entered: (i) an order for relief against either party in an involuntary case under a federal or state bankruptcy, insolvency or similar law;
(ii) an order appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of either party or of any substantial part of its property; or (iii) an order ordering the winding up or liquidation of the affairs of either party.


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


    (c) The commencement by either party of a voluntary case under any federal or state bankruptcy, insolvency or similar law; or the consent by either party to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of either party or of any substantial part of its property; or the making by either party of an assignment for the benefit of creditors; or the failure by either party generally to pay its debts as such debts become due; or the taking of action by Servicer in furtherance of any of the foregoing.

    (d) An Event of Default under the Servicing Agreement or any other agreement between Seller and Purchaser.

    Section 11.1   REMEDIES UPON DEFAULT.

    (a) SELLER'S DEFAULT. Upon the occurrence of any Event of Default by Seller, then, in conjunction with, or in addition to any other rights and remedies of the Purchaser, Purchaser shall have the right to:

         (i)    deduct from the Reserve Account any amount due to Purchaser;

         (ii) require Seller, to the extent it has not already done so, to assemble the Borrower Records and all records (including electronic data) related to the Contracts and deliver such items to Purchaser as instructed by Purchaser; and

         (iii) protect and enforce its rights and remedies under this Agreement, foreclose or otherwise realize on the security for Seller's obligations under this Agreement or the Servicing Agreement and subject to
Section 12.12, exercise any of the rights and remedies available to it at law or equity.

    (b) PURCHASER'S DEFAULT. If there is an Event of Default by Purchaser, then in conjunction with or in addition to any other rights and remedies of Seller, Seller shall have the right to: (i) terminate its obligation to make further sales of Contracts pursuant to this Agreement; (ii) protect and enforce its rights and remedies under this Agreement and subject to Section 12.12, exercise any of the rights and remedies available to it at law or equity; and
(iii) exercise its right in the Servicing Agreement to terminate the Servicing Agreement upon at least 90 days prior written notice.

    (c) LIMITATION OF DAMAGES. If there is an Event of Default or any claim or dispute between the parties arising out of or related to this Agreement or transaction, except to the extent the facts constituting the Event of Default, claim or dispute also constitute fraud, the sole and exclusive remedy shall be a claim for breach of contract. To the extent the facts also constitute fraud, a claim can also be asserted for fraud. Regardless of whether the claim is for breach of contract or fraud or both, damages shall be limited to actual and direct damages, and both parties waive any claim for consequential, punitive, or incidental damages, and any claim for lost profits or loss of goodwill.


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

                                     ARTICLE XII
                             GENERAL TERMS AND CONDITIONS

    Section 12.0 NATURE OF TRANSACTION. It is the intent of the Purchaser and the Seller that this transaction is a sale of the purchased Assets from Seller to Purchaser. In the event, however, this conveyance is determined to be a loan made by Purchaser to Seller, rather than a purchase, then Seller shall be deemed to have granted to Purchaser a first priority perfected security interest in the purchased Assets and all proceeds thereof to secure repayment of the Purchase Price to Purchaser.

    Section 12.1 ENTIRE AGREEMENT. This Agreement and the documents incorporated by reference herein, express the entire agreement of the parties hereto, and supersede all prior promises, representations, understandings, arrangements and agreements between the parties with respect to the subject matter contained herein. The parties hereto further acknowledge and agree that neither of them has made any representations to induce the execution and delivery of this Agreement except those expressly set forth herein. This Agreement may not be amended or modified except in a writing signed by Seller and Purchaser.

    Section 12.2 APPLICABLE LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois.

    Section 12.3 NOTICES. Any notice, request, demand, instruction or other communication to be given any party hereto in writing shall be effective upon delivery during regular business hours at the offices of Seller and Purchaser hereinafter set forth. Such communications shall be given by telecopy, commercial delivery service, or sent by certified mail, postage prepaid and return receipt requested, as follows:

    If to-Seller:
         Eagle Finance Corp.
         1425 Tri-State Parkway, Suite 140
         Gurnee, Illinois 60031-4060
         Electronic Fax 847-855-7225
         ATTN:  President

    with a copy to:
         Barack, Ferrazzano, Kirschbaum & Perlman
         333 West Wacker Drive, Suite 2700
         Chicago, Illinois 60606
         Electronic Fax 312-984-3150
         ATTN:  Edwin S. del Hierro, Esq.


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


    If to Purchaser:

         General Electric Capital Corporation
         1000 Hart Road, Suite 300
         Barrington, IL 60010
         Electronic Fax (847) 304-3456
         ATTN:  Manager, Asset Based Financing

    Section 12.4 HEADINGS. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only. The paragraph headings shall not be used in the interpretation of this Agreement.

    Section 12.5 ATTORNEY'S FEES. In the event of any action at law or suit in equity or claim in bankruptcy or other proceeding to enforce this Agreement, the prevailing party shall be entitled to receive in addition to any other sums which it is awarded, all costs and expenses of such action or suit, including actual attorneys' fees incurred.

    Section 12.6 SEVERABILITY. If any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision or provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

    Section 12.7 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Seller may not assign this Agreement or any right or obligation hereunder without Purchaser's prior written consent and any prohibited assignment shall be void ab initio. Before Purchaser can assign this Agreement or any right or obligation hereunder, Purchaser shall give Seller a sixty (60) day period in which, if Seller so elects, to repurchase all Purchased Contracts and to terminate its obligations to sell more Contracts pursuant to this Agreement. The repurchase price shall be the same as for a repurchase pursuant to Section 10.9. Upon repurchase, Purchaser shall deliver to Seller the Reacquired Borrower Records relating to such Contracts.

    Section 12.8 WAIVER. The failure or delay of either party to strictly enforce the terms of this Agreement shall not be a waiver of the party's right to do so. A party can only waive a right under this Agreement if the waiver is in writing, identifies the right being waived, and is signed by the party waiving the right. Any purchase of a Contract or approval of a document by Purchaser shall not be a waiver of Purchaser's rights regarding any breach of this Agreement arising from the Contract or document.

    Section 12.9 OFFSET. Purchaser has the right to offset, apply, or recoup any obligation of Seller to Purchaser against any obligations or payments Purchaser owes to Seller, or against any property of Seller held by Purchaser. Seller waives any right to offset, apply, counterclaim or recoup against any obligation it owes to Purchaser.


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


    Section 12.10 INDEPENDENT CONTRACTOR. Seller is an independent contractor in all matters relating to this Agreement and the Assets and is not an agent or representative of Purchaser. Seller has no authority to act on behalf of or bind Purchaser.

    Section 12.11 EXPENSES. Each party shall bear the expenses of its own performance of this Agreement.

    Section 12.12 WAIVER OF JURY TRIAL. Purchaser and Seller hereby WAIVE ANY RIGHT TO A TRIAL BY JURY in any action based upon an event of default or otherwise arising from or related to this Agreement.

    Section 12.12 WAIVER OF JURY TRIAL AND ARBITRATION. Purchaser and Seller hereby WAIVE ANY RIGHT TO A TRIAL BY JURY in any action arising out of or related to this Agreement. The parties will attempt in good faith to resolve any claim, dispute or disagreement arising out of or relating to this Agreement promptly by negotiations between representatives of the parties who have authority to settle the controversy. In the event that such negotiations do not result in the resolution of the claim, dispute or disagreement between the parties, either party may serve upon the other a written notice stating that such party desires to have such controversy reviewed by a board of three (3) arbitrators and naming the person whom such party has designated as an arbitrator. Within thirty (30) days after receipt of such notice, the other party shall designate a person to act as arbitrator and shall notify the party requesting arbitration of such designation and the name of the person so designated. The two (2) arbitrators designated by the parties shall promptly select a third arbitrator, and if they are not able to agree on a third arbitrator, then either arbitrator, on five (5) days notice in writing to the other, shall apply to the American Arbitration Association to designate and appoint such third arbitrator. If the party upon whom such written request for arbitration is served shall fail to designate its arbitrator within thirty (30) days after receipt of such notice, then the arbitrator designated by the party requesting arbitration shall act as the sole arbitrator and shall be deemed to be the single, mutually approved arbitrator to resolve the controversy. The arbitration shall be conducted in the greater Chicago area in accordance with the rules of the local chapter of the American Arbitration Association in which such arbitration is being conducted. The decision and award of a majority of the arbitrators or of such sole arbitrator shall be binding upon both parties and shall be enforceable in any court of competent jurisdiction. Such decision and award may allocate the costs of arbitration to one of the parties or equally or disproportionately between the parties. Any arbitrator appointed by the parties hereto, or by their respective designated arbitrator, shall be an uninterested person having not less than ten (10) years experience in the financial services industry. The procedures specified herein shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however that (i) a party may seek a preliminary injunction or other preliminary judicial relief if in its judgment such action is necessary to avoid irreparable damage, and (ii) Purchaser may exercise its rights as a secured creditor if in its judgment such action is necessary to avoid irreparable damage. Despite such action the parties will continue to participate in good faith in the procedures specified herein. All applicable statutes of limitation shall be tolled while the specified procedures are pending. The parties will take such action, if any, required to effectuate such tolling.


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

    Section 12.13 NO THIRD-PARTY BENEFICIARIES. This Agreement is not intended to, and shall not, create any rights in or confer any benefits on any person or entity other than the parties hereto.

    Section 12.14 PUBLICITY. Seller shall not (i) issue any press release or make any public announcement or otherwise publicize the consummation of this Agreement with Purchaser, or (ii) make a public disclosure of any kind regarding the subject matter hereof, or (iii) make use of Purchaser's name, tradename, logo or trademark without the express written consent of Purchaser, except that Seller may publicly disclose information relating to this Agreement that is required, in the reasonable judgment of Seller, by law or in connection with its registration of securities or the filing of a periodic report with the U.S. Securities and Exchange Commission or any state securities commission, or in connection with a filing pursuant to Seller's listing with a national securities exchange (including the NASDAQ National Market) or governmental entity if Seller gives Purchaser advance written notice prior to releasing or making any such disclosure.

    Section 12.15 FAXED DOCUMENTS. In order to expedite the acceptance and execution of this Agreement, each of the parties hereto agrees that a faxed copy of any original executed document shall have the same binding effect on the party so executing the faxed document as an original handwritten executed copy thereof.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers and representatives as indicated below as of the day and year written below.

Entered into as of           EAGLE FINANCE CORP.


June 25, 1996                By:       ROBERT J. BRAASCH
                                       -------------------------------

                             Title:    SENIOR VICE PRESIDENT/CFO
                                       -------------------------------


                             GENERAL ELECTRIC CAPITAL CORPORATION


                             By:       JODY FILUT
                                       -------------------------------

                             Title:    ACCOUNT EXECUTIVE
                                       -------------------------------


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